Exhibit 10.10

May 30, 2014

Dr. Peter Hanson

[***]

[***]

Dear Peter,

I am pleased to confirm our offer of at-will employment to you to join Centrexion Corporation (the “Company”) as Chief Veterinary Officer. Your employment with the Company will be effective on or before July 1, 2014 (the “Start Date”) as mutually agreed. As Chief Veterinary Officer, you will perform the duties and responsibilities customary for such position and such other duties consistent with such position as may be assigned to you from time to time by the Company’s Chief Scientific Officer. By accepting this offer of employment, you agree to devote your full business time, ability, knowledge, and attention solely to the Company’s business affairs. The Company acknowledges that, during your employment, you will continue to reside in Bristol, Wisconsin, but will from time to time travel to the Company’s headquarters in Baltimore, Maryland as the Company deems necessary for you to perform your duties and obligations hereunder or if requested by the Company’s Chief Scientific Officer. The Company will reimburse you for reasonable expenses actually paid or incurred by you for such travel in accordance with the applicable Company expense reimbursement policy that is in effect from time to time.

Your initial base salary will be at the rate of $290,000 per annum and paid in accordance with our normal payroll practices. In addition, you will be eligible to participate in any annual bonus programs as may be established from time to time by the Company’s board of directors (or a duly authorized committee thereof). At present, it is the goal of the Company that such a bonus program will be established under which you will be eligible for a target bonus of up to 40% of your base salary; however, the implementation of such a program will be subject to business conditions and will ultimately be at the discretion of the Company. As determined by the Company in its sole discretion, any such bonus may be payable to you in the form of cash or equity (including options) or a combination thereof, and any such equity will not be subject to a vesting schedule. You will also be entitled to those benefits, including paid vacation leave, as are generally made available to employees of the Company; provided, however, that such benefits may be modified or terminated by the Company at its discretion. All forms of compensation referred to in this offer letter or otherwise payable to you by the Company are subject to reduction to reflect applicable withholding and payroll taxes.

509 S. Exeter Avenue Suite 202, Baltimore, Maryland 21202: (410) 522-8701

www. centrexion.com

At a meeting of the Company’s Board of Directors on July 23, 2014, you will be granted an option to purchase 600,000 shares of the Company’s common stock, which option grant shall be effective on July 23, 2014; the option will be subject to monthly vesting over a three-year period subject to your continued employment. To the maximum extent possible, the option will be granted as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The option will be granted in accordance with and pursuant to the Company’s equity incentive plan and applicable form of award agreement. The terms of the option will be no less favorable to you in any respect as any option granted to any other senior executive of the Company To the extent that the terms of the Company’s equity incentive plan conflict in any manner with the terms of this letter, the plan document shall control.

Your employment with the Company is at-will and this offer letter does not guarantee your employment with the Company for a specific length of time. Therefore, neither you nor the Company is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time by written notice for any reason or no reason, subject only to the terms of this offer letter.

If, within the first three (3) years of your employment with the Company, you are terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), provided that you execute and do not revoke, within sixty (60) days following your employment termination, a release of claims that is provided to you by the Company, and further provided that you are in continued compliance with your obligations under the Restrictive Covenant Agreement (defined below), you will be entitled to receive: (i) base salary continuation payments in accordance with the regular payroll practices of the Company for a period of twelve (12) months following the date of your separation, (ii) any unpaid bonus earned for the calendar year preceding your date of termination, payable at the time it otherwise would have been paid had your employment with the Company not terminated, and (iii) provided you have provided services to the Company as an active employee for at least eighteen months prior to separation, you will be eligible to receive a pro-rata portion of any applicable bonus for the year of termination (in accordance with the terms of the bonus plan for such year, including being subject to discretionary elements), payable at the time it otherwise would have been paid had your employment with the Company not terminated. Any such pro-rata bonus for the year of termination shall be calculated based on the number of days during which you were employed by the Company during the applicable performance period. Notwithstanding the foregoing, any salary continuation or bonus payments payable to you during the sixty (60) day period following your termination shall be made to you on the first regular payroll date occurring immediately after the sixtieth (60th) day following your termination. The Company will provide you its standard form of release of claims within seven (7) days following your termination. Notwithstanding any of the foregoing language, in the event that any right of salary continuation payments under this paragraph is triggered, the right to such continuation payments shall terminate immediately in the event that you obtain new employment with, or engagement as a consultant or independent contractor by, any person or entity.

509 S. Exeter Avenue Suite 202, Baltimore, Maryland 21202: (410) 522-8701

www. centrexion.com

For purposes of this offer letter, “Cause” shall mean: (i) your indictment or conviction, or your entry of a pleading of guilty or no contest, with respect to any felony criminal charge or any other criminal charge involving fraud, dishonesty or moral turpitude, (ii) your willful misconduct or gross negligence in the performance of your duties to the Company (or any of its subsidiaries or affiliates), (iii) your failure or refusal to (A) follow policies or the lawful directives established by the Company’s Chief Executive Officer or the Company’s Board of Directors or (B) perform your duties or obligations hereunder (other than any such failure or refusal resulting from your physical or mental incapacity) which is not cured or remedied within five (5) business days following receipt by you of written notice from the Company detailing the failure or refusal, (iv) any act of fraud, embezzlement, theft or dishonesty by you in the course of your employment with the Company (or any of its subsidiaries or affiliates), (v) your material breach of this offer letter or any agreement with the Company (or any of its subsidiaries or affiliates), including , without limitation, the Restrictive Covenant Agreement, which breach, if curable, is not cured or remedied within ten (10) days following receipt by you from the Company of written notice detailing the breach (provided that any breach by you of any provision of the Restrictive Covenant Agreement shall not be deemed curable), (vi) your failure to comply in any material respect with applicable laws with respect to the operation of the business of the Company; or (vii) any act by you which the Company deems to be adverse to the business or financial interests of the Company.

For purposes of this offer letter, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) a material reduction in your base salary or bonus opportunities (other than in connection with an across-the-board Salary or bonus opportunity reduction of not more than 10% affecting all situated employees of the Company), (ii) a material diminution in your title* or (iii) the relocation of the Company’s headquarters to a location that is more than 35 miles outside of Baltimore, Maryland. Any event described in (i) through (iii) of this paragraph shall not constitute Good Reason unless (A) you have provided the Company a written notice of termination detailing the alleged event constituting Good Reason within thirty (30) days of the first occurrence of such event, (B) the Company fails to cure or remedy such event within thirty (30) days following delivery of such notice, and (C) you in fact resign within thirty (30) days after the expiration of such cure period.

If your employment termination occurs after the three-year anniversary of your employment with the Company, you will be entitled to those severance benefits, if any, provided for under any severance policy or program of the Company as may be in effect at the time of your separation, subject to applicable eligibility requirements.

*	and/or job duties and responsibilities

509 S. Exeter Avenue Suite 202, Baltimore, Maryland 21202: (410) 522-8701

www. centrexion.com

You acknowledge your obligations to comply with the Company’s policies and procedures, including any Code of Conduct or Ethics and other compliance guidelines as may be in effect from time to time. Under the Immigration Reform and Control Act of 1986, you must provide proof of your identity and eligibility to work in the United States at the time of commencement of your employment.

The parties hereto acknowledge and agree that this offer letter and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted accordingly. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. lf you are a “specified employee” (within the meaning of Code Section 409A) as of your separation from service (within the meaning of Code Section 409A), payment of any amounts under this offer letter (or under any severance arrangement pursuant to this offer letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code Section 409A).

You will keep confidential and not disclose to any person other than your spouse, your accountant, your financial advisor and your lawyer the economic provisions of your employment arrangements.

By agreeing below, you represent and warrant to the Company that you have no restrictions on your activities from current or former employers (other than confidentiality) that would limit you joining the Company or in the performance of your duties for it.

You agree that the rights and obligations of the Company in connection with your employment may be assigned by the Company at its discretion to any other entity.

Any notices in connection with the terms of this letter shall be made to you at the address listed above unless you provide an updated address subsequent to your execution of this letter. Any notices due to the Company shall be made in writing, addressed to President, Centrexion Corporation, at the Company’s headquarters.

You and the Company agree that the terms of this letter shall be construed in accordance with Maryland law, exclusive of its conflicts of laws provision, and that any disputes relating to the terms of this letter or to your employment with the Company shall be resolved exclusively in either the Courts of the State of Maryland or the United States District Court for the District of Maryland. You hereby consent to the personal jurisdiction of those courts and waive any argument as to inconvenient forum.

509 S. Exeter Avenue Suite 202, Baltimore, Maryland 21202: (410) 522-8701

www. centrexion.com

If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. Please return this offer letter to me together with the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (execution of which is a condition of employment) (the “Restrictive Covenant Agreement”).

Sincerely,

Centrexion Corporation

By:	/s/ Kerrie Brady	Date:	5/30/14

Name:	Kerrie Brady

Its:	Chief Business Officer

Agreed and Acknowledged,

/s/ Peter Hanson	Date:	6/3/14
Peter Hanson

509 S. Exeter Avenue Suit 202, Baltimore, Maryland 21202: (410) 522-8701

www.centrexion.com